Exhibit 8.1

                               Edward L. Clissold

                                 Attorney-at-Law
                              2157 East 2100 South
                            Salt Lake City, UT 84109
                       (801) 483-1555; Fax: (801) 483-1566
                             eclissold@parkcity.com




October 13, 2003


Park City Group, Inc.
A Nevada Corporation
333 Main Street #300
Park City, UT  84060
(435) 649-2221

RE:      S-8 Stock for Consultants and Advisors

Gentlemen:

It is my understanding that Park City Group, Inc. ("PCG") will from time to time be entering into consulting and advisory agreements with individuals and firms who provide bona fide services to PCG, none of which will be in connection with the offer or sale of securities in a capital-raising transaction. Further, PCG common stock will be issued as compensation for these services.

It is my opinion, that based on the foregoing, Park City Group, Inc. can issue S-8 registrable securities as stated above.

Sincerely,


/s/ Edward L. Clissold
--------------------------
Edward L. Clissold, Esq.


ELC/egis
Enclosure